UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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James River Group Holdings, Ltd.

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Supplemental Proxy Materials October 18, 2021

Forward - Looking Statements This presentation contains forward - looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 . In some cases, such forward - looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words . Forward - looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward - looking statements . Although it is not possible to identify all of these risks and factors, they include, among others, the following : the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves ; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended ; the downgrade in the financial strength rating of our regulated insurance subsidiaries announced May 7 , 2021 , or further downgrades, impacting our ability to attract and retain insurance and reinsurance business that our subsidiaries write, our competitive position, and our financial condition ; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel ; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both ; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships ; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships ; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss ; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform their reimbursement obligations ; inadequacy of premiums we charge to compensate us for our losses incurred ; changes in laws or government regulation, including tax or insurance law and regulations ; the ongoing effect of Public Law No . 115 - 97 , informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as taxes on our shareholders ; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U . S . federal income taxation ; the Company or any of its foreign subsidiaries becoming subject to U . S . federal income taxation ; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities ; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events ; the effects of the COVID - 19 pandemic and associated government actions on our operations and financial performance ; potential effects on our business of emerging claim and coverage issues ; exposure to credit risk, interest rate risk and other market risk in our investment portfolio ; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents ; our ability to manage our growth effectively ; failure to maintain effective internal controls in accordance with Sarbanes - Oxley Act of 2002 , as amended (“Sarbanes - Oxley”) ; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends . Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward - looking statements, is contained in our filings with the U . S . Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10 - K filed with the SEC on February 26 , 2021 and our Quarterly Report on Form 10 - Q filed with the SEC on August 5 , 2021 . These forward - looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward - looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise . 2

Board Vote Recommendations 3 ISS has recommended Shareholders “Withhold” votes for independent director Patricia H. Roberts (Proposal 1a on the Proxy Card ). James River Group Holdings, Ltd. (“James River” or the “Company”) believes shareholders are better served by “For” votes for Ms. Ro ber ts. » James River completed its Initial Public Offering in December of 2014. The Company has engaged in a meaningful Board refreshm ent process over recent years and continues to add diversity of thought, independence and meaningful insurance executive experien ce. In constituting its Board, the Company has sought to maintain its entrepreneurial roots while growing significantly and embracin g independent and transparent governance. James River is an entrepreneurial company that seeks to create above industry average returns for shareholders by: » Earning underwriting profits from specialty classes of low volatility insurance risks; » Growing prudently by addressing new opportunities in the market; » Maintaining a strong balance sheet; and » Making selected, opportunistic investments that enhance investment returns and contribute to the Company’s total return. Company Background And Director Election Current Nominees Bring Significant Insurance & Public Company Experience » Current Director nominees Patricia H. Roberts and Thomas L. Brown will add significant value to our Board of Directors: » Independent directors; » Significant insurance executive experience at excess and surplus lines (E&S) insurers; » Significant underwriting, investment, finance and risk management experience; » Public insurance company board member experience; and » Diversity. » Ms. Roberts has been and continues to be instrumental in accomplishing the Company’s strategic goals. Ms. Roberts is a former insurance industry executive and has deep knowledge of the strategies, systems and personnel at the Company that drive the Company’s continued success in achieving these aims. She also previously served on the Board of a publicly listed specialty i nsu rance company that was sold at a significant premium to book value. » The nomination of Thomas L. Brown brings the addition of a former specialty insurance public company Chief Financial Officer and augmented insurance and financial expertise. If elected at the 2021 Annual General Meeting of Shareholders (“AGM”), it is ant ici pated that Mr. Brown will join the Audit Committee. » The presence of Ms. Roberts on the Board is appropriate given her independence, knowledge of the insurance and reinsurance industry, her operational and strategic expertise and her experience as a public company board member. The presence of Mr. Brown on the Board is appropriate because of his independence, insurance industry and financial expertise, as well as his experience as a public company Board member. The Company recommends a “For” vote for the election of Ms. Roberts and for the election of Mr. Brown.

Board Vote Recommendations 4 Glass Lewis has recommended Shareholders vote “Against” the 2020 compensation of the Company’s named executive officers on a non - binding, advisory basis. James River believes that its compensation program is effective and in the best interest of sharehol der s. » As a nimble, entrepreneurial company, James River has used a discretionary executive compensation program that has allowed th e Compensation Committee to use expert judgement in making compensation decisions to attract and retain key leadership talent. » James River’s principal objectives related to executive compensation are: » To be fair and reasonable and competitive with our peers in the specialty insurance and reinsurance business, so that we may attract, motivate and retain talented executive officers; » To create an alignment of interests between our executive officers and shareholders; and » To reward performance that supports our principles of building long - term shareholder value overall, and to recognize individual performance that the Compensation Committee believes contributes to the success of our company. » In determining how to best achieve compensation objectives, the Compensation Committee maintains flexibility in order to reac t t o changing conditions and circumstances. Discretionary bonuses provide the Board the necessary flexibility to reward the right beh aviors and actual achievements to ensure that pay and performance are aligned. The Company has a long history of actively adjusting compensation to align to performance. Background And Compensation History Current Compensation Structure Is Aligned With Shareholder Interests » The principal elements of our compensation program for executive officers are base salary, a discretionary bonus and equity a war ds. As a general guideline, we use a target allocation of one - third of an executive’s total compensation to base salary, one - third to b onus and one - third to equity awards, subject to various factors. » In determining discretionary bonuses, the Compensation Committee considers, among other factors, ( i ) the financial performance of the Company, including, where applicable, the performance of the commercial auto division, and, for each segment leader, the fina nci al performance of their respective segment, (ii) individual performance, and (iii) maintaining competitive compensation. » Equity awards are intended as long - term compensation to align the interests of our executive officers with our shareholders. » In November 2020, Frank N. D’Orazio, the Company’s Chief Executive Officer, received restricted stock units (“RSU”) with a va lue of approximately $3 million on the date of his appointment, which was negotiated as part of his initial compensation package. Th e R SUs vest in three equal annual installments beginning on the first anniversary of the grant date. » In consideration of the RSUs that Mr. D’Orazio received upon joining the Company, he did not receive a new award in February 2021 under the typical executive RSU grant schedule and he will not receive any grants during 2021. » James River is a nimble and entrepreneurial company that maintains a compensation structure that is well - aligned with shareholder interests. The Company recommends a “For” vote for the 2020 compensation of the Company’s named executive officers on a non - binding, advisory basis.

Shareholder Engagement 5 » James River has a robust shareholder outreach program that involves members of the Board of Directors, executive management and Investor Relations. The objective of the Company’s shareholder outreach is to effectively communicate and solicit feedback from our shareholders on key topics that influence the direction of the Company, including: » Strategic and financial goals and performance, business initiatives; » Executive compensation; » Regulatory and rating agency considerations; » Leadership structure; » Board composition, including qualification, skills, background of Board members; and » Board structure, including its classified structure and super majority voting requirements. » Our 2020 - 2021 shareholder outreach initiative included communication with over 200 existing and potential shareholders. » Additionally, shareholders and other interested parties may communicate with members of the Board of Directors, executive management and Investor Relations through InvestorRelations@jrgh.net . » Prior to our AGM last year, we reached out to shareholders representing approximately 60 percent of our outstanding shares largely regarding our Board members nominated for re - election at that time. Shareholders representing approximately 55 percent of our outstanding shares either met with us or indicated that a meeting would not be necessary. » We regularly discuss topics of interest to investors including our board refreshment, board structure, leadership structure and executive compensation. Shareholder Communication

Recent Board Refreshment 6 » The Board and Nominating and Governance Committee have executed a successful refreshment process with the Company making significant changes to its Board in recent years. » Three independent Directors have been brought on in the last three years, with an additional independent Director nominated for the 2021 AGM. » The independent Directors bring more diversity, significant insurance and investment industry expertise, and experience on public and private company Boards of Directors. » The Company prioritizes having the appropriate skills, independence and expertise on the Board and will continue to focus on thi s for any future changes or refreshment as the Company evolves. Newly appointed Directors during the last three years include: » Christopher L. Harris (2018): Mr. Harris served as a director and the Chief Executive Officer of Montpelier Re Holdings Ltd. , a property and casualty reinsurer, from 2008 until 2015, when it was acquired by Endurance Specialty Holdings Ltd. From 2002 to 2008, Mr. Harris held executive officer positions with increasing responsibilities at Montpelier Re Holdings Ltd. From 200 1 to 2002, Mr. Harris was employed by Allianz Risk Transfer, where he was Chief Actuary, North America. Mr. Harris is a Fellow of the Casualty Actuarial Society, a Chartered Property and Casualty Underwriter and a CFA; » Sundar Srinivasan (2018): Since 2016, Mr. Srinivasan has served as the Chief Executive Officer of Emerald Lake Safety, a pharmaceutical research company which he founded. Mr. Srinivasan also served from 2013 to 2016 as the managing partner of Brookline Advisors LLC, an investment advisory firm advising major institutional investors. From 2003 to 2012, Mr. Srinivasan served as a portfolio manager at Elliott Associates, a multi - strategy investment fund, and prior to that, as a Vice President of Investment Banking at Morgan Stanley, where he specialized in financial institutions. From 2005 to 2008, Mr. Srinivasan was the Chairman of the Board of Answer Financial, a large personal lines insurance agency; » Patricia H. Roberts (2019): Ms. Roberts retired in 2012 from her dual position as President and Chairman of General Star Management Company and President and Chairman of Genesis Management and Insurance Services Corporation, two wholly owned subsidiaries of General Reinsurance Corporation (“ GenRe ”). Ms. Roberts began working at GenRe in 1977 and held positions with increasing levels of responsibility. Ms. Roberts served on the Navigators Group Inc. (“Navigators”) board from 2014 until 2019 when Navigators was sold to Hartford Financial Services Group; and » Thomas L. Brown (New 2021 nomination): Mr. Brown retired in 2019 as the Senior Vice President and Chief Financial Officer of RLI Corp (“RLI”), a publicly listed specialty insurer serving diverse niche property, casualty and surety markets. He previously served as Vice President and Chief Financial Officer at RLI from 2011 to 2017. Prior to that, Mr. Brown was a partner at Pricewaterhouse Coopers LLP, where he served for ten years as its Central Region Financial Services Leader and led teams responsible for the banking, insurance, capital markets, real estate and investment management business sectors. Mr. Brown currently serves on the Board of First Midwest Bancorp, Inc., a publicly listed bank holding company, where he is the Chairperson of the Enterprise Risk Committee and is a member of the Audit Committee. Mr. Brown is also a certified public accountant. Meaningful Heft Brought to the Board Via Recently Added Independent Directors Note: Bolded Directors are included in the 2021 proxy for election.

Recent Board Refreshment

Committee Leadership Significantly Independent

- During 2020, several Board committees and chairs were reconstituted in connection with the Board refreshment, which is another example of good governance at the Board.
  - The Compensation Committee Chair was changed from Mr. Martin to Mr. Harris;
  - The Nominating and Corporate Governance Committee Chair was changed from Mr. Zwillinger to Mr. Oakes; and
  - The Lead Independent Director was changed from Mr. Martin to Mr. Masters.

Several Directors Have Stepped Down as Part of Refreshment (Including Private Equity & Management)

- Since the 2019 AGM, four of the then ten Directors no longer serve on the Board or decided not to stand for re-election.
  - David Zwillinger: Mr. Zwillinger is a Managing Director of D.E. Shaw & Co., L.P., an affiliate of our former largest shareholder. Mr. Zwillinger resigned from the Board effective September 3, 2019;
  - Bryan Martin: Mr. Martin is an executive officer of D.E. Shaw & Co., L.P., an affiliate of our former largest shareholder. Mr. Martin resigned from the Board effective March 3, 2020;
  - Robert P. Myron: Mr. Myron served as our President, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer at various times during his tenure at the Company. Mr. Myron elected to step down from the Board effective November 2, 2020, in order to reduce the number of inside directors on the Board;
  - Christopher L. Harris: Mr. Harris's term expires at the 2021 AGM; he is not standing for re-election; and
  - Janet Cowell: Ms. Cowell has served on the Board since May 2016 and announced that she will not stand for re-election as part of the 2022 AGM.

Going Forward

- Following the 2021 AGM, it is expected that there will be one vacancy on the Board. The Nominating and Corporate Governance Committee is reviewing candidates with the appropriate skills and expertise to join the Board and assist the Company.
  - Any potential additional Director who may be appointed to fill the vacancy will meet the standard for "independent" in accordance with the applicable NASDAQ and ISS rules.

JAMES RIVER GROUP HOLDINGS, LTD.

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